                                                                     EXHIBIT 4.1


                           INVESTOR'S RIGHTS AGREEMENT

         THIS INVESTOR'S RIGHTS AGREEMENT (the "Agreement") is made as of the 10th day of August 1999, by and between C3D, INC., a Florida corporation (the "Company"), and the investor listed on the signature page hereto (the "Investor").

                              W I T N E S S E T H:

         WHEREAS, the Agreement is executed contemporaneously with that certain Purchase Agreement, of even date herewith, by and between the Company and Investor (the "Purchase Agreement") pursuant to which the Company will sell to Investor a 10.0% Series A Convertible Note due December 31, 1999 (the "Convertible Note") in principal amount of One Million Dollars ($1,000,000) subject to certain conditions. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

         WHEREAS, it is a condition to the obligations of the parties under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof;

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and intending to be legally bound hereby, the parties agree with each other as follows:

         1.       Amendment.

                  1.1 Procedure. Any provision of this Agreement may be amended, waived, discharged or terminated upon the written consent of the Company and Investor.

                  1.2 Rights of Investor. Investor shall have the absolute right to exercise or refrain from exercising any right or rights that it may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and Investor shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

         2. Right of First Offer. The Company covenants and agrees as follows:

                  2.1 Rights of Investor. Subject to the terms and conditions specified in this Section 2, the Company hereby grants to Investor a right of first offer with respect to future sales by the Company of any shares of, or debt or equity securities convertible into or exchangeable into or exercisable for any shares of, any class of its capital stock (the "Shares"). Each time the Company proposes to offer its Shares, the Company shall first make an offering of such Shares to Investor in accordance with the provisions set forth herein.

                  2.2 Notice. The Company shall deliver a written notice (the "Notice") to Investor stating (i) its bona fide intention to offer such Shares,
(ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                  2.3 Purchase by Investor. By written notification received by the Company within twenty (20) calendar days after giving of the Notice, Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, the Shares.

                  2.4 Non-Exercise. If Investor elects not to purchase the Shares pursuant to subsection 2.3 hereof, the Company may, during the 90-day period following the expiration of the period provided in subsection 2.3, offer the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement on such terms is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to Investor in accordance herewith.

                  2.5 Applicability. The right of first offer in this Section 2 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options or convertible instruments therefor) to officers, directors or employees of, or consultants, equipment lessors or independent contractors to, or persons having a business relationship with, the Company pursuant to a stock purchase or option or bonus plan or agreement or other equity incentive program or arrangement approved by the Board of Directors, (ii) a bona fide, firmly underwritten public offering of shares of Common Stock, (iii) the issuance of securities pursuant to the conversion, exchange or exercise of convertible, exchangeable or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes as determined by the Company's Board of Directors.

                  2.6 Term. The right of first offer contained in this Section 2 shall commence on the Closing Date and shall terminate and be of no further force or effect upon the earlier to occur of: (i) the first anniversary of the Closing Date, (ii) the sale of securities pursuant to a registration statement is filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the firm commitment underwritten offering of its securities to the general public is consummated, or (iii) the date the Company first becomes subject to the periodic reporting requirements of the 1934 Act pursuant to Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

         3. Registration Rights. The Company covenants and agrees as follows:

                  3.1       Definitions. For purposes of this Section 3:

                           (a) The term "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document.


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

                           (b) The term "Registrable Securities" means (i) the
common stock, par value $.001 per share, of the Company (the "Common Stock") and
(ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Section 3 are not assigned.

                           (c) The number of shares of "Registrable Securities
then outstanding" shall be determined by the number of shares of common stock of the Company outstanding which are, and the number of shares of common stock of the Company issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                           (d) The term "SEC" shall mean the Securities and
Exchange Commission.

                  3.2 Required Registration. In the event that Investor elects to convert the Convertible Note into shares of Common Stock, the Company hereby agrees to effect the registration of that portion of the Registrable Securities held by Investor on or before the first anniversary of the date of such conversion (the "Conversion Date").

                           (a) The Company is obligated to effect only one (1)
such registration pursuant to this Section 3.2.

                           (b) Notwithstanding the foregoing, if the Company
shall furnish to Investor a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred eighty
(180) days after the first anniversary of the Conversion Date.

                  3.3 Company Registration. If at any time after an underwritten firm commitment offering to the public of the Common Stock registered under the 1933 Act (the "Initial Public Offering"), the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than Investor) any of the Common Stock or other equity securities in connection with the public offering of such securities solely for cash (other than a registration relating solely to employee benefit plans, or a registration relating solely to an SEC Rule 145 transaction, or a registration on any registration form which does not permit secondary sales), the Company shall, subject to the provisions of Section 3.7, automatically and without the need for notice from Investor, cause to be registered under the 1933 Act all of the Registrable Securities held by Investor.

                  3.4 Obligations of the Company. Whenever required under this
Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:


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

                           (a) Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective.

                           (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

                           (c) Furnish to Investor a copy of the prospectus,
including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by him.

                           (d) Use its best efforts to register and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Investor; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (e) In the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. If Investor participates in such underwriting, he shall also enter into and perform its obligations under such an agreement

                           (f) Notify Investor at any time when a prospectus
relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                           (g) Cause all such Registrable Securities registered
pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                           (h) Provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           (i) Furnish, at the request of Investor, on the date
that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Investor, and (ii) a


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letter dated such date, from the independent certified public accountants of the
Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Investor.

                  3.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of Investor that Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Investor's Registrable Securities.

                  3.6 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3.2, including, without limitation, all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  3.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 3.2 to include any of Investor's securities in such underwriting unless he accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders).

                  3.8 No Delay of Registration. Investor shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

                  3.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

                           (a) To the extent permitted by law, the Company will
indemnify and hold harmless Investor, any underwriter (as defined in the 1933
Act) for Investor and each person, if any, who controls Investor or such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement


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or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, or the 1934 Act or any state securities law; and the Company will pay to Investor or each of such underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Investor, underwriter or controlling person.

                           (b) To the extent permitted by law, Investor will
indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Investor expressly for use in connection with such registration; and Investor will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Investor, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 3.9(b) exceed the gross proceeds from the offering received by Investor.

                           (c) Promptly after receipt by an indemnified party
under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the


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

indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

                           (d) If the indemnification provided for in this
Section 3.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           (e) Notwithstanding the foregoing, to the extent that
the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f) The obligations of the Company and Investor under
this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

                  3.10. Reports Under 1934 Act. With a view to making available to Investor the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit Investor to sell securities of the Company to the public without registration, the Company agrees to:

                           (a) Make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public; and

                           (b) File with the SEC in a timely manner all reports
and other documents required of the Company under the 1933 Act and the 1934 Act.

                  3.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may only be assigned by Investor to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer,


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furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

                  3.12 "Market Stand-Off" Agreement. Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of the Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

                           (a) such agreement shall be applicable only to the
first such registration statement effected by the Company which covers the Common Stock or other securities of the Company to be sold on its behalf to the public in an underwritten offering;

                           (b) all officers and directors of the Company and all
other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements;

                           (c) such market stand-off time period shall not
exceed one hundred eighty (180) days;

                           (d) in order to enforce the foregoing covenant, the
Company may impose stop-transfer instructions with respect to the Registrable Securities of Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period; and

                           (e) notwithstanding the foregoing, the obligations
described in this Section 3.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

                  3.13 Termination of Registration Rights. Investor shall not be entitled to exercise any right provided for in this Section 3, (a) after three
(3) years following the closing of the Initial Public Offering (other than an offering relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) or (b) at such time following the Initial Public Offering and for so long as Investor may sell all of his Registrable Securities in any single three (3) month period pursuant to Rule 144 (or such successor rule as may be adopted).



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

         4.       Miscellaneous.

                  4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to choice of law or conflicts of law principles thereof.

                  4.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  4.4 Notices. Notices given hereunder shall be deemed to have been duly given on the date of personal delivery or on the date of postmark if sent by certified or registered mail, return receipt requested or express overnight courier service, to the party being notified at his or its address specified on the signature page hereto or such other address as the addressee may subsequently notify the other parties of in writing. Copies of all notices shall also be sent simultaneously to Alan L. Zeiger, Esquire, Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103 and to Seattle Investments LLC, c/o Kingston Smith, 60 Goswell Road, London EC1M 7AD.

                  4.5 Amendments and Waivers. Any amendment or waiver effected in accordance with this Agreement shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

                  4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  4.7 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  4.10 Delivery by Facsimile. This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an


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

original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.


                                      * * *












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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                             C3D, INC.


                             By:  /s/ Eugene Levich
                                  ----------------------------------------
                                  Eugene Levich
                                  President and Chief Executive Officer

                                  Address:  235 West 76th Street, Suite 8D
                                            New York, New York 10023

                                  Facsimile: 212.580.4021


                             SEATTLE INVESTMENTS LLC

                             By:  Falcon Management LLC, as sole manager


                                  By: George Hobson
                                      -------------------------------------
                                      Name:  George Hobson
                                      Title:

                                  Address:    c/o Kingston Smith
                                              60 Goswell Road
                                              London EC1M 7AD

                                  Facsimile:  011.44.171.566.4010














      [SIGNATURE PAGE TO INVESTOR'S RIGHTS AGREEMENT DATED AUGUST 10, 1999]


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